As filed with the Securities and Exchange Commission on March 7, 2018
Registration No. 333-197288

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________
CALPINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	77-0212977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Texas Avenue. Suite 1000, Houston, Texas 77002 (Address of Principal Executive Offices and Zip Code)
______________________
W. Thaddeus Miller, Esq.
Executive Vice President, Chief Legal Officer and Secretary
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
(Name and address of agent for service)
(713) 830-2000
(Telephone number, including area code, of agent for service)
Copies of communications to:
Michael Shenberg, Esq.
Colin J. Diamond, Esq.
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: (212) 819-8200
Approximate date of commencement of proposed sale to the public: Not Applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the fol-lowing box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following registration statement on Form S-3, filed by Calpine Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-3, filed with the Commission on July 8, 2014, which registered an indeterminate amount of the Company’s debt securities (the “Registration Statement”) (File No. 333-197288).

On August 17, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Volt Parent, LP (“Volt Parent”) and Volt Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Volt Parent, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Volt Parent. The Company and Volt Parent have agreed to close the Merger on or around March 8, 2018, subject to the satisfaction or waiver of the outstanding conditions to closing described in the Merger Agreement.

In anticipation of the closing of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statement to remove from registration any and all securities of the Company registered under the Registration Statement that remain unsold.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of March, 2018.

CALPINE CORPORATION

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.